Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated February 15, 2002, appearing in the Annual Report on Form 10-K of U.S. Restaurant Properties, Inc. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas
September 10, 2002